EXHIBIT 4.5
Investor Rights Agreement
Dated as of June 21, 2007
among
Titanium Asset Management Corp.
Sunrise Securities Corp.
and
Seymour Pierce Limited

INVESTOR RIGHTS AGREEMENT
          This Investor Rights Agreement (this “Agreement”) is made and entered into as of June 21, 2007 by and among Titanium Asset Management Corp. (the “Company”), and Sunrise Securities Corp. (“Sunrise”) and Seymour Pierce Limited (“Seymour Pierce”), for the benefit of the holders from time to time of the Company’s common stock, par value $0.0001 per share (the “Shares”) and warrants (the “Warrants”), each Warrant for the purchase of one (1) Share, which shall include Sunrise Securities Corp. and/or its designees from time to time holding rights to subscribe Shares and Warrants issued by the Company pursuant to the Purchase Option (as defined below) (collectively, the “Holders”).
          Reference is made to the Company’s Offering Circular, dated June    , 2007 (the “Offering Circular”), relating to the offer and sale of twenty million (20,000,000) units (the “Units”), each Unit consisting of one (1) Share and one (1) Warrant. For the benefit of the Holders and in consideration of Sunrise and Seymour Pierce entering into a Placing Agreement (as defined below) with the Company for the placing of the Units, the Company has agreed to provide the investor rights set forth in this Agreement.
          The parties hereby agree as follows:
     SECTION 1. DEFINITIONS
          As used in this Agreement, the following capitalized terms shall have the following meanings:
          Commission: The U.S. Securities and Exchange Commission.
          Demanding Holder: As defined in Section 3(a) hereof.
          Demand Registration: As defined in Section 3(a) hereof.
          Exchange Act: The U.S. Securities Exchange Act of 1934, as amended.
          Form S-3: As defined in Section 3(f) hereof.
          Liquidated Damages: As defined in Section 5(a) hereof.
          Maximum Number of Shares: As defined in Section 3(d) hereof.
          NASD: National Association of Securities Dealers, Inc.
          Offering: The offering of the Units pursuant to the Offering Circular.

          Person: An individual, partnership, corporation, limited liability company, unincorporated organization, association, joint-stock company, trust, joint venture, government or any agency or political subdivision thereof or any other entity.
          Placing Agreement: The placing agreement between the Company, Sunrise, Seymour Pierce and the Company’s directors dated on or about the date of this Agreement.
          Purchase Option: That certain Unit purchase option dated June    , 2007 issued by the Company to Sunrise and/or its designees.
          Qualified Business Combination: A business combination which, when combined with the Company’s previous business combinations, results in the release of 70% of the initial amount of the trust fund (as more fully described in the Offering Circular).
          Qualified Business Combination Deadline: the date which is 12 months from the Admission Date or the date which is (i) 18 months from the Admission Date if, within such 12 month period, the Company has signed a letter of intent, agreement in principle or definitive agreement in respect of a proposed Qualified Business Combination; or (ii) an extended date approved by a majority of the New Shareholders (as such term is defined in the Offering Circular).
          Registration Date: As defined in Section 2(a) hereof.
          Registration Default: As defined in Section 5(a) hereof.
          Registration Statement: A registration statement of the Company on Form 10 (or such other form which it is appropriate to use to register the Shares under the Exchange Act), including all amendments and supplements thereto and all exhibits and material incorporated by reference therein. A Registration Statement of the Company under the Securities Act on Form S-l, Form SB-2 or such other form which results in the Company filing reports under the Exchange Act will also constitute a Registration Statement hereunder.
          Registration Trigger: The date of consummation of a Qualified Business Combination or, alternatively, in the case where no Qualified Business Combination shall have occurred but one or more business combinations shall have been completed, the Qualified Business Combination Deadline.
          Registrable Securities: All of the Shares or rights to subscribe Shares and Warrants pursuant to the Purchase Option owned or held by Holders. Registrable Securities include any warrants, shares in the share capital or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Common Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company; (c) such securities shall have ceased to be issued and outstanding, or (d) the Securities and Exchange Commission makes a definitive determination or US securities counsel to the Company delivers an opinion to the Company that the Registrable Securities are salable under Rule 144(k).
          Reporting Date: The date on which the Company has become obligated to file reports under the Exchange Act.
          Securities Act: The U.S. Securities Act of 1933, as amended.
          Underwriter: A securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
     SECTION 2. EXCHANGE ACT REGISTRATION AND LISTING
          (a) The Company shall (i) no later than the date that is one hundred twenty (120) days (or one hundred fifty (150) days if the Qualified Business Combination is completed in the fourth quarter of the applicable fiscal year) following the Registration Trigger (the “Filing Deadline”) cause to be filed with the Commission a Registration Statement , and (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective on or prior to the date that is two hundred seventy (270) days following the Registration Trigger (the “Registration Date”). The Registration Date may be extended with the approval of the holders of a majority of the shares of Common Stock sold in the Offering.
          (b) As promptly as practicable after the Registration Statement shall have been declared effective, the Company shall use its commercially reasonable efforts to cause the Shares to be authorized to be quoted and/or listed (to the extent applicable) on the American Stock Exchange, the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market (or, in each case, a successor thereto) or a similarly recognized national trading platform, if the Shares so qualify.
     SECTION 3. DEMAND REGISTRATIONS
          (a) Request for Registration. At any time and from time to time on or after the Reporting Date, the holders of at least 40% of the Registrable Securities held by the Holders may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of

Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 3(d) and the provisos set forth in Section 3.1.1 of the Registration Rights Agreement (as defined in the Offering Circular). The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 3(a) in respect of Registrable Securities.
          (b) Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
          (c) Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.
          (d) Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Shares or other securities which the Company desires to sell and the Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of snares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which such Demanding Holder has requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Shares for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the Shares that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.
          (e) Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 3(a).
          (f) Registrations on Form S-3. The holders of at least 40% of the Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company is eligible to use such form and provided further that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 3(f): (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $2,000,000. Registrations effected pursuant to this Section 3(f) shall not be counted as Demand Registrations effected pursuant to this Section 3.
     SECTION 4. “PIGGYBACK” REGISTRATIONS
          (a) If at any time the Company shall propose to register under the Securities Act (other than pursuant to Section 3 of this Agreement) any of the Shares for the account of the Company or its Founding Shareholders (as defined in the Offering Circular), it will promptly give written notice to all Holders of the Shares that are (i) Holders of the Shares bearing a restrictive legend that are not freely saleable in the United States under Rule 144(k) of the Securities Act, and (ii) that are known by the Company to be affiliates of the Company (other than officers and directors of the Company) (such Shares hereinafter referred to as “Registrable Shares”) of its intention so to do. Upon the written request of any such Holder, received by the Company within 20 days after the giving of any such notice by the Company, to register any or all of its Registrable Shares, the Company will use its reasonable best efforts to cause the Registrable Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Holder (in accordance with its written request) of such Registrable Shares so registered.
          (b) If the registration of which the Company gives notice as provided above is for a registered public offering involving an underwriting, the Company shall so advise the Holders of Registrable Shares as a part of the written notice given pursuant to this Section 4. In such event, the right of any Holder of Registrable Shares to registration pursuant to this Section 4 shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein. All Holders of Registrable Shares proposing to distribute their securities through such underwriting shall (together with the Shares to be registered by the Company in such registration (the “Other Shareholders”)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. If any Holder of Registrable Shares disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
          (c) If the managing Underwriter or Underwriters for a piggy-back registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Shares which the Company desires to sell, taken together with Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 4, and the Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in any such registration:
               (i) if the registration is undertaken for the Company’s account: (A) first, the Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Shares, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of Shares which each such person has actually requested to be included in such registration, regardless of the number of Shares with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and
               (ii) if the registration is a “demand” registration undertaken at the demand of persons pursuant to written contractual arrangements with such persons, (A) first, the Shares for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 4 (pro rata in accordance with the number of shares of Registrable Securities held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.
          (d) The Company shall so advise all Holders of securities requesting registration of any limitations on the number of shares to be underwritten and the number of shares of securities that are entitled to be included in the registration; provided, that the number of shares to be underwritten shall be allocated pro rata among all Holders of Registrable Shares and the Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Shares owned by them.
     SECTION 5. LIQUIDATED DAMAGES
          (a) If either:

               (i) No Registration Statement is filed before the Filing Deadline; or
               (ii) the Registration Statement shall not have been declared effective on or prior to the date that is ninety (90) days following the Registration Date; provided that the provisions of this Section 5(a)(ii) shall only apply in the event that the Company has received comments from the U.S. Securities and Exchange Commission with respect to the Registration Statement and the proposal to submit it and the Company has been responding to such comments in good faith throughout the period from the Registration Trigger;
     (each a “Registration Default”),
     the Company shall, as promptly as practicable and in no event later than two (2) days following the end of the month in which such Registration Default occurred, pay to each Holder liquidated damages in the form of Shares in an amount equal to 1% of the number of such Holder’s Shares or rights to subscribe for Shares (which shall include rights pursuant the Purchase Option) (as the case may be) held on the date of such Registration Default upon payment by such relevant person to the Company of the par value of such Securities, subject to compliance with applicable securities laws (“Liquidated Damages”); provided, that a Holder shall be paid Liquidated Damages only with respect to (i) any Shares that were acquired by such Holder upon the consummation of the Offering or subsequent to the Offering (if such Shares were originally offered as part of the Offering) and (ii) any Shares that were acquired by such Holder pursuant to the exercise of the Purchase Option. The Company shall pay additional Liquidated Damages within two days of the end of each month until the Registration Default shall have been cured; provided that a pro rata portion of the Liquidated Damages shall be paid with respect to any month in which the Company shall have been in Registration Default for a portion of such month; and provided, further, that Liquidated Damages shall be payable for a maximum period of six (6) months following the occurrence of the Registration Default.
          (b) Notwithstanding any other provision of this Agreement, the liquidated damages contemplated in this Section 5 shall be the sole and exclusive remedy available to the Holders in the event of any failure by the Company to comply with the terms of this Agreement.
     SECTION 6. CURRENT PUBLIC INFORMATION
          (a) From and after the date hereof and until the Exchange Act Registration Statement shall have become effective, the Company shall furnish to the Holders: annual and semi-annual reports which shall contain audited financial statements prepared in accordance with U.S. generally accepted accounting principles and containing non-financial information substantially equivalent to the non-financial information that would be contained in an Annual Report on Form 20-F within 120 days after the end of each year, including a “Management’s Discussion and Analysis of

Financial Condition and Results of Operation”; provided, however that save to the extent required by law to be included in the Commission reports referred to above, the reports set forth above shall not be required to (i) contain any certification required by the Sarbanes-Oxley Act, (ii) include any exhibits, (iii) include separate financial statements for any acquired businesses or (iv) any pro forma financial information.
          (b) With respect to any proxy statement required to be prepared by the Company in connection with a business combination, such proxy statement shall contain substantially the same information as would be required in a proxy statement for an acquisition filed with the Commission provided, however, such materials will contain or include (i) at least one year of historical financial statements of the acquired business (if such financial statements would have been required by law) which, if permitted by the applicable AIM requirements, may be unaudited, (ii) if available, two or three years of historical financial statements (if such second or third year of financial statements would have been required by law) which may be unaudited, and (iii) summaries of material agreements to the extent applicable.
          (c) In addition to the rights above and for so long as Clal Finance Ltd. or any affiliate of Clal Finance Ltd. (“Clal Finance”) owns at least 35% of the then issued and outstanding Common Stock of the Company, or , if later, for as long as Clal Finance has any requirement pursuant to Israeli securities laws or IFRS to attach the Corporation’s accounts to Clal Finance’s own accounts, the Company shall (i) provide to Clal Finance the reviewed quarterly consolidated financial reports, prepared in accordance with IFRS and in accordance with Clal Finance accounting policy, within 25 days after the end of each calendar quarter; and (ii) provide to Clal Finance the audited year end consolidated financial reports prepared in accordance with IFRS and in accordance with Clal Finance accounting policy, within 40 days after the end of each calendar year. For as long as Clal Finance owns at least 10% of the then issued and outstanding Common Stock of the Company, the Company shall provide to Clal Finance promptly upon its request such information as Clal Finance reasonably requires to comply with the applicable securities laws and regulations of such exchange on which the shares in Clal Finance are traded and the Company will, subject to the constraints of applicable law, use its best efforts to provide Clal Finance with advance notice of the timing and contents of public announcements and to coordinate them with Clal Finance. Unless Clal Finance notifies the Company otherwise in writing, the Company shall send all information to be provided to Clal Finance under this Section 6(c) to such address as set forth in Section 10(c).
     SECTION 7. REGISTRATION PROCEDURES.
          (a) Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Sections 3 or 4, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

               (A) Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 3, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Subsection (iii) below; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any piggy-back registration for such period as may be applicable to deferment of any demand registration to which such piggy-back registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.
               (B) Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration that have so requested in writing, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement, the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.
               (C) Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred twenty (120) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.
               (D) Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing a Registration Statement or prospectus or any amendment or supplement thereto with the Commission, the Company shall furnish to those holders of Registrable Securities included in such Registration Statement who have so requested in writing and to the legal counsel for any such holders copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.
               (E) State Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 3.1.5 or subject itself to taxation in any such jurisdiction.
               (F) Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.
               (G) Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
               (H) Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
               (I) Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) provided that such holder has furnished customary representations and certifications, any comfort letter from the Company’s independent public accountants delivered to any Underwriter.
               (J) Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges, admitted to trading or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed, admitted to trading or designated.
          (b) Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(a)(D) (iv), or, in the case of a resale registration on Form S-3 pursuant to Section 3(f) hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders”

covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 7(a)(D)(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
          (c) Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any registration pursuant to this Agreement, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Subsection 7(a)(I)); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
          (d) Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with federal and applicable state securities laws.
     SECTION 8. INDEMNIFICATION

          (a) The Company shall indemnify and hold harmless each Holder, its officers and employees and each Person, if any, who controls any such Holders, within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which that Holder, officer, employee or controlling Person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement filed pursuant hereto or in any amendment or supplement thereto; (ii) the omission or alleged omission to state in any registration statement filed pursuant hereto or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse each Holder and each such officer, employee or controlling Person promptly upon demand for any legal or other expenses reasonably incurred by that Holder, officer, employee or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred provided that no Holder shall be indemnified for misstatements or omissions arising from information provided by the Holder in writing for inclusion in any registration statement filed pursuant hereto. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Holder or to any officer, employee or controlling Person of that Holder.
          (b) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the Company under this Section 8, notify the Company in writing of the claim or the commencement of that action; provided, however, that the failure to notify the Company shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure; and provided, further; that the failure to notify the Company shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the Company thereof, the Company shall be entitled to participate therein and, to the extent that it wishes to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the Company to the indemnified party of its election to assume the defense of such claim or action, the Company shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel has been specifically authorized by the Company in writing, or (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel or (iii) the Company has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one local counsel) at any time for all such indemnified parties, which firm shall be designated in writing by the Holders of a majority in principal amount of the outstanding Shares and the Shares issuable upon exercise of the Warrants. The Company shall not (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the Company or if there be a final judgment of the plaintiff in any such action, the Company agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.
          (c) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then the Company shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders on the other, from the sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but any other relevant equitable considerations. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 8(c) were to be determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8 shall be deemed to include, for purposes of this Section 8(c), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(c), no Holder shall be required to contribute any amount in excess of the amount by which the net proceeds received by it in connection with its sale of Shares exceeds the amount of any damages which such

Holder has otherwise paid or become liable to pay by reason of the untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute as provided in this Section 8(c) are several and not joint.
     SECTION 9. UNDERWRITING AND DISTRIBUTION.
          Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.
     SECTION 10. MISCELLANEOUS
          (a) No Inconsistent Agreements. The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as disclosed in the Offering Circular, the Company has not previously entered into any agreement granting any registration rights with respect to its Shares to any Person except for the registration rights given to the initial investors and Sunrise. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s Shares under any agreement in effect on the date hereof.
          (b) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of the holders of 85% of the shares of Common Stock acquired in the Offering; provided, that the rights of Clal Finance set out in Section 6(c) of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the such rights may not be given unless the Company has obtained the written consent of Clal Finance.
          (c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, facsimile or air courier guaranteeing overnight delivery:

          (i) if to a Holder, at the address set forth in the record books of the Company; and
if to the Company to:
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway, Suite 102
Bradenton, Florida 34202
Attn: Mr. John Sauickie
with copies to:
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Jeffrey Schultz, Esq.
and
Sunrise Securities Corp.
641 Lexington Avenue
New York, NY 10022
Attn: Dr. Amnon Mandelbaum
and
Seymour Pierce Limited
Bucklersbury House
3 Queen Victoria Street
London, EC4N 8EL
UK
          Any such notices and communications shall take effect at the time of receipt thereof.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.
          (e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED, IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
          (h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
          (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the investor rights granted by the Company herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Very truly yours, TITANIUM ASSET MANAGEMENT CORP.
By:	/s/ NIGEL WIGHTMAN
	Name:	NIGEL WIGHTMAN
	Title:	DIRECTOR

SUNRISE SECURITIES CORP.
By:	/s/ SUNRISE SECURITIES CORP.
Name:
Title:

SEYMOUR PIERCE LIMITED
By:	/s/ J. Wright
	Name:	J. Wright
	Title:	Director